As filed with the Securities and Exchange Commission on August 13, 2015
Registration No. 333-174812

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPIRIT AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
38-1747023
(IRS Employer Identification No.)
2800 Executive Way
Miramar, Florida 33025
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2005 Incentive Stock Plan
2011 Equity Incentive Award Plan
 (Full title of the plans)

Thomas C.  Canfield
Senior Vice President, General Counsel and Secretary
Spirit Airlines, Inc.
2800 Executive Way
Miramar, Florida 33025
(Name and address of agent for service)
(954) 447-7920
(Telephone number, including area code, of agent for service)

Copies to:
Raphael M.  Russo
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

This Post-Effective Amendment relates to File No. 333-174812, Registration Statement on Form S-8 pertaining to the registration of 3,686,614 shares of the common stock, par value $0.0001 per share, of Spirit Airlines, Inc. (the “Registrant”), issuable under the Amended and Restated 2005 Incentive Stock Plan and the 2011 Equity Incentive Award Plan (the “2011 Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on June 9, 2011 (the “Prior Registration Statement”).

On December 16, 2014, the Registrant’s Board of Directors adopted, subject to shareholder approval, the Registrant’s 2015 Incentive Award Plan (the “2015 Plan”).  On June 16, 2015, the 2015 Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders.  The Registrant desires to have the 3,113,878 shares of common stock to be registered under the New Registration Statement (as defined below) to be filed on even date herewith and issuable pursuant to the 2015 Plan to include a portion of the shares of common stock from the 2011 Plan whose offer and sale were registered under the Prior Registration Statement (the “Carried Forward Shares”).  The Carried Forward Shares are no longer available for the grant of new awards under the 2011 Plan. The Carried Forward Shares consist of (i) 2,423,276 shares of common stock remaining available for issuance under the Prior Plan, but not underlying any outstanding stock options or other awards under the Prior Plan as of August 12, 2015, and (ii) 690,602 shares of common stock allocable to outstanding stock options or other awards under the Prior Plan as of August 12, 2015, to the extent that on or after August 12, 2015 such stock options or other awards expire, are forfeited or otherwise terminate without shares of common stock being issued.  Effective immediately upon the filing of this Post-Effective Amendment to the Prior Registration Statement, the Registrant hereby deregisters the shares of common stock previously registered for offer and sale under the 2011 Plan and remaining available for future issuance under the 2011 Plan, but not underlying any outstanding stock options or other awards under the Prior Plan as of August 12, 2015.  Upon the expiration, forfeiture or termination of the subject awards, the Carried Forward Shares that become available for issuance under the 2015 Plan will be deregistered from the Prior Registration Statement and will be carried forward to the New Registration Statement (as defined below). Any shares of common stock previously registered under the Prior Registration Statement and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering the 2011 Plan, the Registrant is filing a new Registration Statement on Form S-8 to register up to 3,113,878 Carried Forward Shares when they become eligible for issuance under the terms of the 2015 Plan as described above (the “New Registration Statement”).

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, State of Florida, on this 13th day of August, 2015.

SPIRIT AIRLINES, INC.

By:	/s/ Thomas C. Canfield
	Name:	Thomas C. Canfield
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date

/s/ B. Ben Baldanza*	President, Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2015
B. Ben Baldanza

/s/ Edward M. Christie, III	Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2015
Edward M. Christie, III

/s/ H. McIntyre Gardner*	Director (Chairman of the Board)	August 13, 2015
H. McIntyre Gardner

	Director	August 13, 2015
Carlton D. Donaway
/s/ David G. Elkins*	Director	August 13, 2015
David G. Elkins

	Director	August 13, 2015
Robert L. Fornaro

/s/ Robert D. Johnson*	Director	August 13, 2015
Robert D. Johnson

/s/ Barclay G. Jones III*	Director	August 13, 2015
Barclay G. Jones III

/s/ Horacio Scapparone*	Director	August 13, 2015
Horacio Scapparone

	Director	August 13, 2015
Dawn M. Zier

* By:	/s/ Thomas C. Canfield
Thomas C. Canfield
Attorney-in-Fact